PUBLIC STORAGE, INC.
          Exhibit 11 - Statement Re: Computation of Earnings Per Share


                                                                                         For the Three Months Ended
                                                                                                 March 31,
                                                                                     ------------------------------------
Earnings Per Share:                                                                      2002                 2001
-----------------------------------------------------------------------------        ---------------      ---------------
Net income...................................................................        $   87,455,000       $   74,635,000

Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A..................................            (1,140,000)          (1,140,000)
   9.20% Cumulative Preferred Stock, Series B................................            (1,372,000)          (1,372,000)
   Adjustable Rate Preferred Stock, Series C.................................              (506,000)            (506,000)
   9.50% Cumulative Preferred Stock, Series D................................              (713,000)            (713,000)
   10.0% Cumulative Preferred Stock, Series E................................            (1,372,000)          (1,372,000)
   9.75% Cumulative Preferred Stock, Series F................................            (1,401,000)          (1,401,000)
   8.875% Cumulative Preferred Stock, Series G...............................                     -           (3,828,000)
   8.45% Cumulative Preferred Stock, Series H................................                     -           (3,565,000)
   8.625% Cumulative Preferred Stock, Series I...............................                     -           (2,156,000)
   8.00% Cumulative Preferred Stock, Series J................................            (3,000,000)          (3,000,000)
   8.25% Cumulative Preferred Stock, Series K................................            (2,372,000)          (2,372,000)
   8.25% Cumulative Preferred Stock, Series L................................            (2,372,000)          (2,372,000)
   8.75% Cumulative Preferred Stock, Series M................................            (1,230,000)          (1,230,000)
   8.60% Cumulative Preferred Stock, Series Q................................            (3,709,000)          (3,009,000)
   8.00% Cumulative Preferred Stock, Series R................................           (10,200,000)                   -
   7.875% Cumulative Preferred Stock, Series S...............................            (2,830,000)                   -
   7.625% Cumulative Preferred Stock, Series T...............................            (2,352,000)                   -
   7.625% Cumulative Preferred Stock, Series U...............................            (1,271,000)                   -
                                                                                     ---------------      ---------------
                                                                                     $   51,615,000       $   46,599,000
                                                                                     ===============      ===============
Allocation of net income allocable to common shareholders to classes:
     Net income allocable to shareholders of the Equity Stock, Series A......        $    5,375,000       $    3,452,000
     Net income allocable to shareholders of common stock....................            46,240,000           43,147,000
                                                                                     ---------------      ---------------
                                                                                     $   51,615,000       $   46,599,000
                                                                                     ===============      ===============
Weighted average common shares outstanding:

   Basic - weighted average common shares outstanding........................           121,946,000          128,114,000
   Net effect of dilutive stock options - based on treasury stock method using
     average market price....................................................             2,119,000              585,000
                                                                                     ---------------      ---------------
   Diluted weighted average common shares outstanding........................           124,065,000          128,699,000
                                                                                     ===============      ===============
Basic earnings per common share..............................................                 $0.38                $0.34
                                                                                     ===============      ===============
Diluted earnings per common share............................................                 $0.37                $0.34
                                                                                     ===============      ===============

Note - There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share in each of the periods ending March 31, 2002 and 2001.

                                   Exhibit 11